Exhibit 99.2

Loews Corporation Third Quarter 2023 Earnings Remarks

James Tisch, President & CEO:

Good morning. Loews had a great third quarter, with our three consolidated subsidiaries firing on all cylinders. Each one of these businesses is experiencing substantial growth, and today I want to focus on what that growth looks like in each subsidiary. The management teams at all three companies have worked hard to grow their businesses, and I continue to be frustrated that the market is not acknowledging their efforts with higher valuations.
The market’s valuation of CNA is particularly perplexing. Not only has the company grown, it has also vastly improved the performance of its underlying business. Over the past five years, net written premiums increased by 35% from $6.8 billion in 2018 to $9.2 billion over the past 12 months. At the same time, the company became markedly more profitable due to its laser-like focus on underwriting. During that time, the underlying combined ratio has improved by five points from 95.4% in 2018 to 90.4% in the third quarter of 2023. As a result, underwriting income has more than doubled over the past five years, increasing from $226 million in 2018 to $533 million over the past 12 months.
CNA has also done an exceptional job of actively managing its run-off long-term care (LTC) book of business, significantly mitigating this long-tailed risk. The number of its active LTC policies has declined by more than 40%, from 420,000 in 2015 to 242,000 today. Not only has the number of active policies been reduced, the profile of the underlying LTC business has also substantially improved. For example, since 2015 CNA has increased long-term care premium rates by 45%. Additionally, to date, the company has managed well over 100,000 long-term care claims, providing CNA with credible and reliable claims experience. This experience gives us even more confidence in CNA’s reserving assumptions for long-term care.
Moreover, CNA has been able to take advantage of rising interest rates to strategically lengthen the duration of its long-term care portfolio to better match its liability duration, which further reduces the risk associated with this business. The duration of the long-term care investment portfolio is now nearly 10 years, which has increased from nine years at the end of 2021. CNA continues to purchase very attractive, highly rated, long-duration assets that meet or exceed its reinvestment assumptions.
Higher interest rates have also positively impacted the investment income in CNA’s P&C portfolio and should continue to do so for the foreseeable future. Current market yields are about 200 basis points higher than securities that are currently maturing in CNA’s portfolio. CNA generally invests $300 million to $400 million per quarter in its P&C portfolio, so higher yields will be accretive to investment income over time.
CNA’s third quarter performance clearly demonstrates its ongoing profitable growth. Third quarter net written premiums grew by 6% over the prior year’s third quarter and retention remained high at 84%.
Notwithstanding these improvements, the company’s share price is approximately 25% lower today than it was at the beginning of 2018. Our view is that CNA is a compelling value, and this quarter we put our money where our mouth is by purchasing nearly 4.5 million shares of CNA for around $175 million. We continue to be bullish on the outlook for CNA’s business.
Boardwalk has also grown meaningfully over the past five years due, in part, to substantial investments in its business during that time period. In the third quarter, Boardwalk acquired Bayou Ethane for $348 million from Williams Companies. Bayou Ethane is a 380-mile ethane pipeline from Mont Belvieu, Texas to the Mississippi River Corridor in Louisiana. This pipeline is a good strategic fit for Boardwalk’s existing gas liquids business. Inclusive of that acquisition, the company’s EBITDA is expected to approach $1 billion next year compared to $761 million in 2018.
Growth has also been strong at Loews Hotels. Including an estimated $230 million of growth capital in 2023, Loews Hotels has invested almost $800 million of equity in growth projects since 2018. Those equity investments were mainly financed through internally generated cash flow at Loews Hotels. As a result of those projects, Adjusted EBITDA has grown substantially and exceeded $300 million over the past 12 months. Also, recent results do not yet reflect the earning power of nearly 2,900 rooms under development in Arlington, Texas and Orlando, Florida.
As a reminder, the new Loews Arlington Hotel will open in the first quarter of next year. This property will contain nearly 900 guest rooms, as well as about 250,000 square feet of best-in-class meeting and event space, including the largest ballroom in North Texas. In Orlando, construction continues on three new hotels with a combined total of 2,000 rooms within the Universal theme park’s new “Epic Universe” campus. Those hotels are expected to be completed in 2025, at which point Loews Hotels will have a 50% interest in a total of 11 hotels with 11,000 rooms at Universal Orlando.
After this review of the growth story at our subsidiaries, I hope my remarks have clarified why we are continuing to repurchase Loews’s shares. Not only do the shares trade at a substantial discount to our view of their intrinsic sum-of-the-parts value, but our subsidiaries are also growing rapidly and performing exceptionally well.
As long as our stock trades at a substantial discount to our view of its intrinsic sum-of-the-parts value, share repurchases will remain Loews’s primary capital allocation lever. Since the beginning of the year, Loews repurchased nearly 12.9 million of its own shares for a total cost of $775 million. This represents more than 5% of our outstanding shares at the beginning of the year. Loews currently has about 223.3 million shares outstanding, which represents a nearly one-third reduction of shares outstanding since the end of 2017.
Jane Wang, Chief Financial Officer:
For the third quarter of 2023, Loews reported net income of $253 million or $1.12 per share, compared with net loss of $22 million or $0.09 per share in last year’s third quarter. This year’s third quarter results included a $37 million non-cash after-tax charge for the termination of a defined benefit pension plan. As a reminder, last year’s third quarter financials were restated for the adoption of the LDTI (Long Duration Targeted Improvements) accounting standard.
Book value per share increased from $60.81 at the end of 2022 to $64.43 at the end of the third quarter of 2023. Book value per share excluding AOCI (Accumulated Other Comprehensive Income) increased from $74.88 at the end of 2022 to $79.92 at the end of the third quarter. This increase was driven by earnings and accretive share repurchases in the first nine months of the year.
We are pleased with the performance of our largest subsidiary, CNA, which contributed net income of $235 million to Loews in 2023’s third quarter compared to a loss of $37 million in the third quarter of last year. The year-over-year increase was driven by higher investment income, higher P&C underwriting income, and a significantly lower impact from the annual reserve assumption review of long-term care.
The increase in net investment income was driven by improved returns on limited partnerships and common stocks as well as higher interest rates on fixed income securities, which continue to be a tailwind. The pre-tax yield on the company’s fixed income portfolio increased approximately 30 basis points from 4.4% in the third quarter of 2022 to 4.7% in the third quarter of 2023.
On the underwriting side, CNA continues to post profitable growth with net written premiums increasing 6%. Net written premium growth consisted of written rate increases of 5% and exposure growth of 1%. Retention also remains high at 84%. As a result of this growth, CNA’s underlying combined ratio improved 0.7 points year-over-year to 90.4%. The company also benefited from lower catastrophe losses in this year’s third quarter compared to the third quarter of 2022, which was impacted by Hurricane Ian, resulting in an all-in combined ratio improvement of 1.5 points to 94.3%. This quarter’s catastrophe losses for CNA were the lowest third quarter catastrophe losses since the third quarter of 2019.
CNA continues to proactively manage its run-off long-term care business. The annual reserve assumption review performed in this year’s third quarter resulted in no material change to its reserves as compared to a $131 million charge in last year’s third quarter. As a reminder, under LDTI, discount rates and operating cash flow assumptions have been decoupled – discount rates assumption changes run through the balance sheet under AOCI, and operating assumptions run through the income statement. Last year’s review was unfavorable largely due to the increase of the cost-of-care inflation assumption. In this year’s review, outperformance on premium rate actions and favorable updates to claim severity assumptions offset unfavorable changes to group lapse rate assumptions. In addition, CNA continues to reduce reserves through benefit reductions and cash buyout strategies. Through the third quarter, CNA has spent $160 million on cash buyouts. Although this strategy results in a short-term loss through the income statement, it reduces overall risk in the long run. Higher interest rates have also significantly reduced reinvestment risk in the Life and Group investment portfolio.
Moving on to our natural gas pipeline business, Boardwalk contributed EBITDA of $202 million to Loews in 2023’s third quarter, which represents an increase of $10 million from $192 million in the third quarter of 2022. The company generated higher revenues in this year’s third quarter as the result of higher re-contracting rates, the impact of growth projects, and higher storage revenues due to favorable market conditions. The increase in revenues was partially offset by higher operation and maintenance expenses as a result of pipeline safety compliance rules and higher employee-related costs.
Boardwalk contributed $49 million of net income to Loews in the third quarter of 2023 compared to $34 million in the third quarter of 2022. Net income was impacted by higher depreciation expense from recently completed growth projects, which was partially offset by lower interest expense due to lower borrowings.
As Jim mentioned in his remarks, Boardwalk closed the acquisition of Bayou Ethane from Williams Companies on September 29th. The $348 million purchase price was funded with cash on Boardwalk’s balance sheet, resulting in a remaining cash balance of $265 million at the end of the third quarter.
Loews Hotels continues to post strong results, albeit lower than last year’s record performance. For the third quarter of 2023, Loews Hotels contributed $60 million of Adjusted EBITDA and $17 million of net income versus $76 million and $25 million, respectively, in the prior year’s third quarter. The year-over-year decrease was driven by lower occupancy and rates as leisure travel patterns have returned to pre-pandemic levels. Occupancy was 80.1% in the third quarter of 2023 compared with 84.7% in the prior year’s third quarter.
Finally, turning to the corporate segment: we recorded after-tax investment income of $24 million in 2023’s third quarter compared to an after-tax loss of $15 million in the third quarter of 2022. The increase was driven by improved performance in the parent company’s common stock portfolio as well as higher interest rates on the cash and short-term investment portfolio.
In the third quarter of this year, we terminated our parent company cash balance retirement plan. Since that plan was fully funded, we took the opportunity to pay distributions to eligible participants who elected lump sum payments and transferred the remaining portion of the assets and liabilities to an insurance company. The settlement accounting resulted in a non-cash after-tax charge of $37 million in the third quarter to recognize unrealized losses which were included in AOCI.

From a cash flow perspective, we received $104 million in dividends from CNA in the third quarter of 2023. Since the end of the second quarter, Loews has repurchased an incremental 2.9 million shares of its common stock at a cost of $182 million. That brings our total year-to-date share repurchases through last Friday to 12.9 million shares at a total cost of $775 million.
Loews ended the third quarter with $2.3 billion in cash and short-term investments and $1.8 billion of parent company debt.

Investor Q&A

Loews has been investing a substantial amount of capital into Loews Hotels. What are the expected returns on those projects?
We typically evaluate the attractiveness of new hotel projects using a cash-on-cash return metric. Specifically, we compare the project’s stabilized cash flow projections to the amount of equity required and we generally target mid-to-high teens returns based on that metric.
Jane, can you provide some color on how rising interest rates will impact the subsidiaries?
Most of our subsidiaries have fixed rate debt. Altium has floating rate debt, but approximately half is hedged until 2028. While refinancings will result in higher interest expense, the overall financial impact to Loews is positive as CNA is able to re-invest its portfolio at more attractive yields.
Jim, can you discuss Loews’s recent purchase of $175 million of CNA stock?
In the past we have purchased CNA shares to signal to the market that we believe that CNA is significantly undervalued, and this time was no different. I would also point out that this purchase did not impede our ability to continue buying Loews shares. Year-to-date we have spent $775 million to repurchase 12.9 million shares of Loews.
Jim, would you like to make any general remarks about the economy?
In my second quarter remarks I discussed how, in the past 10 years, we got to where we are today in terms of the economy and interest rates. At that time, I made the statement that fixed income securities were becoming an investible class of assets for money managers after being non-investible for the past 15 years. Today, ten-year notes yield about 4.85%, up from just under 4% three months ago. While fixed income securities may be investible, I also said not to expect capital gains from investing in those securities. They would provide a good flow of income but might not provide much in the capital gains department.
A big problem with investing in fixed income securities is that the U.S. government will have what seems to be unsustainably large deficits as far as the eye can see . . . and even farther. The current forecast is for federal budget deficits to be in the $2 trillion range going forward. That means the government will have to raise $2 trillion every year in the debt markets – a very tall order. Already we are in the danger zone with government debt at more than 120% of GDP . . . and that ratio of government debt to GDP will go up in the future if these large deficits continue.
In my comments last quarter, I said that from 2007 to 2020 “federal interest expense increased by just over 20% from $413 billion in 2007 to $508 billion in 2020, even as the national debt increased by a factor of three from $9.2 trillion to $27.7 trillion.” Because of the combination of ZIRP (zero interest rate policy) and QE (quantitative easing) interest rates stayed low in that period. But inflation has forced the Fed to come to the realization that the printing presses can't go on forever without serious repercussions on the interest rate front. And so the narcotic of loose money that cheered the bond market for 15 years has ended and we are faced with the reality of higher inflation, and higher interest rates, and therefore greater deficits.

Today we have budget deficits of 5.4% of GDP and federal spending at around $6.3 trillion. The federal government will be borrowing about 25% of its annual spending. And relative to the size of the economy, the CBO projects that the nation’s budgetary shortfall will climb from 5.8% of GDP in 2024 to 7.3% in 2033.
As a result of all these factors, there’s lots of uncertainty on the budgetary front, and also on the inflation front. But an investor can, as they say, have his cake and eat it too (whatever that means!). If you’re worried about inflation and budget deficits, and therefore don’t want to be invested in the fixed income markets, there’s a security that is custom-made for you. The government sells inflation protected or real yield bonds known as TIPS (which stands for Treasury Inflation-Protected Securities) which pay a fixed real interest rate above the year-over-year CPI inflation rate. If inflation goes up, so does your return- and vice versa if inflation goes down. So, no matter what happens to inflation, you will earn a pre-determined real rate of return (i.e., after considering inflation).
The government started selling TIPS in the late ‘90s. At the turn of the century, TIPS traded at a real yield of more than 4% . . . but that was eons ago and the world was much different. In the past 15 years, 10-year TIPS traded between a -1% and 2% real yield. Today they are at 2.4%. That means that for the next 10 years, the government will pay you a 2.4% premium over the inflation rate. So if the CPI goes up to 5% in one year you will earn 7.4%, and if the CPI is 2% you will earn 4.4%. Think of it: a government-backed 10-year security that will pay you 240 basis points over the inflation rate. In today’s world with all the attendant risks, that sounds like a pretty good deal to me.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 7 and 8 of these remarks.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to EBITDA:

	Three Months Ended September 30,
(In millions)	2023	2022
Boardwalk net income attributable to Loews Corporation	$49	$34
Interest, net	33	42
Income tax expense	17	13
Depreciation and amortization	103	103
EBITDA	$202	$192
Please refer to Loews’s Q4 2018 Earnings Results Supplement, available on the investor relations section of our website, for a reconciliation of Boardwalk’s 2018 net income attributable to Loews to its 2018 EBITDA.
Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, noncontrolling interest share of EBITDA adjustments, state and local government development grants, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of EBITDA and excluding distributions in excess of basis.
The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to Adjusted EBITDA:

	Three Months Ended September 30,		Trailing Twelve Months (a)
(In millions)	2023	2022
Loews Hotels & Co net income attributable to Loews Corporation	$17	$25	$148
Interest, net	1	(1)	9
Income tax expense	7	9	52
Depreciation and amortization	18	16	68
EBITDA	43	49	277
Noncontrolling interest share of EBITDA adjustments	(2)	(1)	(3)
Gain on asset acquisition			(46)
Asset impairments		8	12
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(26)	(36)	(131)
Pro rata Adjusted EBITDA of equity method investments	45	56	222
Consolidation adjustments			(1)
Adjusted EBITDA	$60	$76	$330
The following table presents a reconciliation of Loews Hotels & Co’s equity method income to Pro rata Adjusted EBITDA of equity method investments:

	Three Months Ended September 30,		Trailing Twelve Months (a)
(In millions)	2023	2022
Loews Hotels & Co’s equity method income	$26	$36	$131
Pro rata share of equity method investments:
Interest, net	10	10	44
Income tax expense
Depreciation and amortization	12	12	49
Distributions in excess of basis	(3)	(3)	(3)
Consolidation adjustments		1	1
Pro rata Adjusted EBITDA of equity method investments	$45	$56	$222

(a)	Represents the twelve months ended September 30, 2023.